Exhibit 99.1

Jaguar Animal Health Appoints Dr. Ari Azhir to Board of Directors

San Francisco, CA (December 19, 2016): Jaguar Animal Health, Inc. (NASDAQ: JAGX) (“Jaguar”), an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses, today announced that it has appointed Dr. Ari Azhir, a highly accomplished pharmaceutical and biotechnology executive with extensive operational, fundraising, execution, and strategy development experience, to the Company’s board of directors. Dr. Azhir has also been appointed to Jaguar’s Audit Committee and Compensation Committee.

Dr. Azhir is an entrepreneur and has been a founder and CEO of two companies focused on central nervous system (CNS) therapeutics: Neuraltus Pharmaceuticals and Neurocea LLC. She has broad experience launching and building life science companies and has successfully commercialized and brought more than 20 healthcare products to market, ranging from small molecule pharmaceuticals for CNS and dermatology to disruptive technologies in medical devices. These technologies include flow cytometry products at Becton Dickinson and ultrasound devices at Accuson, where she held executive management positions. Dr. Azhir has wide-ranging drug development experience and has filed an NDA and gained approval for Luxiq®, a drug that has been successfully commercialized. She also has extensive experience building strong patent portfolios and is the key inventor and patent holder of 12 patents. She serves on the translational research board of UCSF and has served on private boards (Polar Springs and Neuraltus), as well as nonprofit boards (The Hearing Society and American Women in Science).

Dr. Azhir received her B.SC in Biochemistry and Mathematics, as well as her M.Ph. in Biophysics, from Kings’ College, London University, and received a PhD. in Biophysics from Tehran University.

“We are very pleased to have a highly experienced pharmaceutical and biotechnology executive of Dr. Azhir’s stature join our board,” commented Lisa Conte, Jaguar’s president and CEO. “We also anticipate that Dr. Azhir’s human health experience will prove quite beneficial as Jaguar progresses discussions towards our proposed merger with Napo Pharmaceuticals.”

As the Company announced on October 6, 2016, Jaguar and Napo Pharmaceuticals (Napo) have signed a non-binding letter of intent potentially to merge the two companies. Napo focuses on human product development and commercialization from plants used traditionally in rainforest areas, and this past October Napo commercially launched Mytesi™, a human-specific formulation of crofelemer approved by the U.S. Food and Drug Administration in 2012 for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy.

“I am very pleased to have joined Jaguar’s team,” commented Dr. Azhir. “I fully support the Jaguar team’s mission to build on their past success in the development of plant-based anti-secretory gastrointestinal treatments for humans to become a global leader in the field of companion and production animal gastrointestinal health.”

About Mytesi™

Mytesi™ (crofelemer) is an antidiarrheal indicated for the symptomatic relief of noninfectious diarrhea in adult patients with HIV/AIDS on antiretroviral therapy (ART). Mytesi™ is not indicated for the treatment of infectious diarrhea. Rule out infectious etiologies of diarrhea before starting

Mytesi™. If infectious etiologies are not considered, there is a risk that patients with infectious etiologies will not receive the appropriate therapy and their disease may worsen. In clinical studies, the most common adverse reactions occurring at a rate greater than placebo were upper respiratory tract infection (5.7%), bronchitis (3.9%), cough (3.5%), flatulence (3.1%), and increased bilirubin (3.1%).

More information and complete Prescribing Information are available at Mytesi.com.

About Jaguar Animal Health, Inc.

Jaguar Animal Health, Inc. is an animal health company focused on developing and commercializing first-in-class gastrointestinal products for companion and production animals, foals, and high value horses. Canalevia™ is Jaguar’s lead prescription drug product candidate, intended for the treatment of various forms of diarrhea in dogs. Equilevia™ (formerly referred to as SB-300) is Jaguar’s prescription drug product candidate for the treatment of gastrointestinal ulcers in horses. Canalevia™ and Equilevia™ contain ingredients isolated and purified from the Croton lechleri tree, which is sustainably harvested. Neonorm™ Calf and Neonorm™ Foal are the Company’s lead non-prescription products. Neonorm™ is a standardized botanical extract derived from the Croton lechleri tree. Canalevia™ and Neonorm™ are distinct products that act at the same last step in a physiological pathway generally present in mammals. Jaguar has nine active investigational new animal drug applications, or INADs, filed with the FDA and intends to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs.

For more information, please visit www.jaguaranimalhealth.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These include statements regarding the Company’s expectation that Dr. Azhir’s human health experience will prove beneficial as Jaguar progresses discussions towards its proposed merger with Napo Pharmaceuticals, Jaguar’s intention to develop species-specific formulations of Neonorm™ in six additional target species, formulations of Equilevia™ in horses, and Canalevia™ for cats and dogs. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this release are only predictions. Jaguar has based these forward-looking statements largely on its current expectations and projections about future events. These forward-looking statements speak only as of the date of this release and are subject to a number of risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond Jaguar’s control. Except as required by applicable law, Jaguar does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

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Source: Jaguar Animal Health, Inc.

Contact:

Garth Russell

KCSA Strategic Communications

P: 212-896-1250

grussell@kcsa.com

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